                                                                   EXHIBIT 10.31


                          EXCLUSIVE LICENSE AGREEMENT

     THIS AGREEMENT, effective December 1st, 1998, by and between VARIFLEX, INC, a Delaware Corporation, having an address at 5152 N. Commerce Dr., Moorpark, California 93021 (hereinafter referred to as "VARIFLEX") on the one hand and PRODUCT RESOURCE & DEVELOPMENT INC., a Georgia Corporation having an address of P.O. Box 3828, Albany, Georgia 31706 (hereinafter referred to as "PRD") and ROLLAND WAYNE RICH having an address at 3513 Gillionville Road, Albany, Georgia 31707 (hereinafter collectively referred to as "RICH") on the other hand.

                                  WITNESSETH

     WHEREAS PRD and RICH have interests in certain intellectual property relating to trampolines and related accessories and equipment;

     WHEREAS VARIFLEX desires to acquire and PRD and RICH desire to grant to VARIFLEX certain rights to their intellectual property relating to trampolines and related accessories and equipment.

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.  DEFINITIONS
            -----------

     As used above and throughout this Exclusive License Agreement, the definitions of the following terms have the meanings set forth below:

     (a) "Accessory Product" shall mean any product that is not a Trampoline Product and is not a Replacement Product and is encompassed, either in whole or in part, by the Licensed Intellectual Property, and shall specifically include the items listed in Exhibit B.

     (b) "Affiliated Company" shall mean any person or entity controlling, controlled by or under common control with VARIFLEX.

     (c)  "Agreement" shall mean this License Agreement.

     (d) "Effective Date" shall mean the date set forth in the first paragraph of this Agreement.

     (e) "Issued Patent" shall mean a valid and enforceable patent included in the Licensed Intellectual Property.

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     (f)  "Licensed Improvements" shall mean any ideas, whether patentable or unpatentable, conceived or owned by PRD and/or RICH during the term of this agreement related to the trampoline design disclosed in the U.S. patent application listed in Exhibit A.

     (g) "Licensed Intellectual Property" shall mean (1) the patent application listed in Exhibit A, (2) any patent application or patent that originates either in whole or in part from the application listed in Exhibit A, (3) all know-how, whether patentable or unpatentable, owned by PRD and/or RICH during the term of this Agreement related to the trampoline design disclosed in the patent application listed in Exhibit A and to trampoline accessories therefor; and, (4) Licensed Improvements.

     (h) "Licensed Product" shall mean each Trampoline Product, Replacement Product and Accessory Product as defined herein.

     (i) "Optioned Improvements" shall mean all ideas conceived or owned by PRD and/or RICH within the period starting from three years from the Effective Date of this Agreement to the remaining term of this Agreement related to any and all trampoline designs.

     (j) "Replacement Product" shall mean any product that is not a Trampoline Product and not an Accessory Product and is used to convert a pre-existing trampoline into a Trampoline Product or to replace parts present in a Trampoline Product and which is encompassed, either in whole or in part, by the Licensed Intellectual Property.

     (k) "Sold" shall mean that point in time when Licensed Products, less returns which are accepted and credited, are actually invoiced by VARIFLEX or its sublicensee.

     (l) "Trampoline Product" shall mean a trampoline assembly comprising at least a frame and a trampoline mat which is encompassed, either in whole or in part, by the Licensed Intellectual Property.

     (m) "Unrelated Third Parties" shall mean any person or entity which is not an Affiliated Company.

     (n) "Net Sales Price" shall mean the invoice price at which a Licensed Product is sold by VARIFLEX or its sublicensee less sales, use, occupation and excise taxes, freight allowances, advertising allowances and allowances in lieu of returns and cash discounts.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES
             ------------------------------

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     2.01.  PRD and RICH, collectively and individually represent and warrant that PRD and/or RICH are the owners of the entire right, title and interest in the Licensed Intellectual Property and warrants that PRD and RICH have the unencumbered right to grant the exclusive license to the Licensed Intellectual Property and the right to first commercialize the Optioned Improvements provided in this Agreement to VARIFLEX, and that PRD and RICH have the full power and authority to enter into this Agreement and to perform the obligations required under this Agreement, with respect thereto.

     2.02. PRD and RICH, collectively and individually, represent and warrant that, to the best of their knowledge, any trampoline or trampoline accessory encompassed by the Licensed Intellectual Property known to PRD and RICH as of the Effective Date does not infringe upon the rights of any third parties, including but not limited to any intellectual property rights owned by NBF Inc. a Georgia Corporation, Bollinger Industries, Inc. or Hedstrom, Inc. as a result of any transfer of rights associated with the agreements set forth in Exhibit D.

     2.03. PRD and RICH, collectively and individually, represent and warrant that neither PRD nor RICH have previously granted and will not grant any rights to any third party that are inconsistent with the rights granted to VARIFLEX herein.

     2.04 PRD and RICH, collectively and individually, represent and warrant that, to the best of their knowledge, the patent application listed in Exhibit A has been properly filed and prosecuted before the U.S. Patent and Trademark Office.

     2.05 PRD and RICH, collectively and individually, represent and warrant that all ideas pertaining to trampoline designs made by the individuals listed in Exhibit C, including all ideas encompassed by Licensed Improvements and Optioned Improvements are or will be owned by PRD and or RICH.

     2.06. RICH represents and warrant that the consideration paid to PRD under this Agreement shall constitute valid and reasonable consideration for all obligations of RICH under this Agreement.

     2.07. PRD and RICH, collectively and individually, represent and warrant that all obligations, duties, covenants and other commitments made and provided by PRD and RICH in this Agreement do not violate, directly or indirectly, any agreement entered into by either PRD or RICH with any third party, including but not limited to, those agreements listed in Exhibit D. Without limiting the foregoing in any way, this section specifically includes a representation and warranty by PRD and RICH that any and all Licensed Products purchased by VARIFLEX from

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PRD and RICH under this Agreement for sale by VARIFLEX shall not violate any agreements listed in Exhibit D.

     2.08. PRD and RICH, collectively and individually, represent and warrant that the rights in the mark "ULTRAFLEX" assigned to VARIFLEX in this Agreement are owned by PRD and RICH and PRD and RICH further represent and warrant that said rights are free from any liens or encumbrances.

     2.09. PRD and RICH, collectively and individually, represent and warrant that to the best of their knowledge, the mark "ULTRAFLEX" as used on Licensed Products does not infringe upon the trademark rights of any third party.

     2.10. PRD and RICH, collectively and individually, represent and warrant as to the fitness for the intended home and recreational use of any Licensed Product contemplated for sale by the parties under this Agreement as of the Effective Date.

     2.11. VARIFLEX represents and warrants that VARIFLEX has not previously entered into and will not enter into any agreement with a third party that is inconsistent with the obligations of VARIFLEX herein and that VARIFLEX has full power, right and authority to enter into and carry out its obligations under this Agreement.

ARTICLE III.  CONFIDENTIALITY
              ---------------

     The parties realize that some information received by one party from the other pursuant to this Agreement may be confidential. It is therefore agreed that any information received by one party from the other, and clearly designated in writing as "CONFIDENTIAL", shall not be disclosed by the receiving party to any third party and shall not be used by the receiving party for purposes other than those contemplated by this Agreement, such contemplated purposes including but not limited to, manufacturing, distributing, selling and marketing the Licensed Products, for a period of three (3) years from the date this Agreement is terminated for any reason, unless or until:

     (a) said information shall become publicly known through no fault of the receiving party, or

     (b) said information was already in the receiving party's possession prior to the disclosure of said information to the receiving party, or

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     (c)  said information shall be subsequently disclosed to the receiving party by a third party who is not under any obligation of confidentiality to the disclosing party, or

     (d)  said information is independently developed by the receiving party.

     It is to be understood that specific information which has been disclosed to the receiving party shall not be deemed to be available to the public or in the receiving party's prior possession merely because it was embraced by more general information available to the public or in the prior possession of the receiving party.

ARTICLE IV.  GRANT OF LICENSE, OPTION AND TRADEMARK ASSIGNMENT
             -------------------------------------------------
     4.01 PRD and RICH grant to VARIFLEX and its Affiliated Companies an exclusive worldwide license under the Licensed Intellectual Property to:

     (a) make, have made, import, use, lease, offer to sell, sell, and/or otherwise dispose of Licensed Products;

     (b) enforce Issued Patents, including but not limited to, initiating legal proceedings against Unrelated Third Parties for infringement of Issued Patents; and,

     (c) to have made Licensed Products by another manufacturer for the import, use, lease, offer to sell, sell, and/or otherwise dispose of Licensed Products by VARIFLEX.

     4.02 PRD and RICH further grant to VARIFLEX and its Affiliated Companies the right to sublicense Unrelated Third Parties under the exclusive license granted hereunder.

     4.03 PRD and RICH grant to VARIFLEX and its Affiliated Companies a right to first commercialize all Optioned Improvements on such terms as negotiated and agreed upon in good faith between the parties. PRD and RICH shall promptly notify VARIFLEX of any such Optioned Improvements and in no event shall such Optioned Improvements be disclosed to an Unrelated Third Party before being first disclosed to VARIFLEX. VARIFLEX shall inform PRD and RICH within thirty days of disclosure by PRD and RICH of the Optioned Improvements whether it shall exercise its right to first commercialize any such Optioned Improvement. In the event VARIFLEX declines to exercise its right to commercialize such Optioned Improvement, or in the event the parties are unable to reach mutually satisfactory terms for such Optioned Improvement, PRD and RICH agree that neither PRD nor RICH shall enter into any transaction or engage in any business involving such declined Optioned Improvement on terms more favorable than last offered to VARIFLEX.

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     4.04.  PRD and RICH hereby assign to VARIFLEX all rights of PRD and RICH in the trademark "ULTRAFLEX" including all good will associated with the mark and including all rights otherwise associated with the use of the mark. PRD and RICH further agree to execute all documentation reasonably necessary to effect recordation of this assignment with the appropriate agency. PRD and RICH further agree to provide all information and signatures necessary to effect registration of said mark in each jurisdiction decided by VARIFLEX. Notwithstanding the foregoing assignment, any use of said mark in connection with Licensed Products shall be within the sole discretion of VARIFLEX.

ARTICLE V.  CONSIDERATION
            -------------

     5.01. In consideration for the rights granted under this agreement, VARIFLEX shall make the following payments to PRD:

     (a) One lump sum payment in the amount of One Million Dollars ($1,000,000.00) paid in full upon the execution of this Agreement wherein Five Hundred Thousand Dollars ($500,000.00) of said payment shall be a credit against Fifty Percent (50.0%) of all royalties otherwise running and payable to PRD under Sections 5.01(c) through (f) below until said credit has been satisfied in full. The lump sum payment referred to herein is not contingent upon the issuance of the U.S. Letters Patent referred to in Section 5.01(b) below and is payable even if no royalties are payable under Sections 5.01(c) through (f) below;

     (b) A payment in the amount of Five Hundred Thousand Dollars ($500,000.00) paid upon the issuance of a U.S. Letters Patent from the Licensed Intellectual Property if such patent includes each of the following: (1) four independent claims that are either identical in wording to each of the four independent claims set forth in Exhibit E or that vary from such identical wording in Exhibit E only to the degree required by the Examiner to overcome any objections or rejections other than prior art objections or rejections; and (2) such claims encompass, either in whole or in part, a Licensed Product being sold by VARIFLEX. In the event no such patent issues within three years of the Effective date, no such payment shall be made.

     (c) Except as provided in Section 5.01(g), for each Trampoline Product Sold by VARIFLEX at a Net Sales Price greater than or equal to One Hundred Eighty Dollars ($180.00), VARIFLEX shall pay PRD Seven Dollars and Fifty Cents ($7.50) per unit.

     (d) Except as provided in Section 5.01(g), for each Trampoline Product Sold by VARIFLEX at a Net Sales Price less than One Hundred Eighty Dollars ($180.00) but equal to or

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greater than One Hundred and Fifty Dollars ($150.00), VARIFLEX shall pay PRD
Five Dollars ($5.00) per unit.

     (e) Except as provided in Section 5.01 (g), for each Trampoline Product Sold by VARIFLEX at a Net Sales Price less than One Hundred Fifty Dollars ($150.00), VARIFLEX shall pay PRD Two Dollars And Fifty Cents ($2.50) per unit.

     (f) For each Replacement Product and Accessory Product Sold by VARIFLEX, VARIFLEX shall pay a royalty in the amount of Ten Percent (10.0%) of the Net Sales Price of each such Replacement Product and Accessory Product sold by VARIFLEX.

     (g) For each Trampoline Product, Replacement Product or Accessory Product Sold by VARIFLEX pursuant to a sales order arranged by PRD under the terms of
Article VI, VARIFLEX shall pay a sales commission in the amount of Ten Percent (10%) of the Net Sales Price, less reductions resulting from delinquent and uncollected account receivables, for each such Trampoline Product, Replacement Product or Accessory Product, which commission shall be in addition to any royalties otherwise due to PRD under Sections 5.01(c) through 5.01(f).

     5.02. Notwithstanding the foregoing, VARIFLEX shall be entitled, in its sole discretion, to (1) terminate all future royalty payments otherwise due to PRD, without termination of the Agreement, in the event of breach by PRD and/or RICH of the terms of Sections 2.01, 2.02, 4.03 and 8.01, or (2) offset royalty payments otherwise due to PRD for damages, losses, liabilities, costs and expenses suffered or incurred by VARIFLEX (i) as a result of any breach by PRD and/or RICH of any obligations, covenants, representations and/or warranties in this Agreement; and/or (ii) at any time during the period of three years from the Effective Date, any of the individuals identified on Exhibit C, either collectively or individually make, market, distribute, license, have made, import, use, lease, offer to sell, sell or otherwise dispose of, directly or indirectly, any product competitive to the Licensed Products and/or (iii) Josie Rich violates or breaches or takes any action otherwise inconsistent with the terms of the Estoppel Certificate executed by her in the form attached hereto as Exhibit F.

ARTICLE VI.  SALES AGENCY
             ------------

     6.01. PRD shall be VARIFLEX's designated sales agent for the sale of Trampoline Products, Accessory Products and Replacement Products to those customers which PRD has received prior written consent of VARIFLEX to contact. VARIFLEX shall have the right terminate any written consent or agency given under this section at its sole discretion upon thirty (30) days written notice.

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     6.02   PRD shall have no authority to commit or bind VARIFLEX to a sales agreement for Trampoline Products with any customers under Sections 6.01 without prior written approval of VARIFLEX as to the pricing and terms of such sales agreement.

ARTICLE VII.  RESIDUAL INVENTORY
              ------------------

     7.01. For a period of Twelve (12) months from the Effective Date, PRD and RICH shall have the right to sell, without any responsibility or liability of or to VARIFLEX, Trampoline Products manufactured and/or assembled by PRD and RICH from (1) parts in inventory as of the Effective Date located at PRD's facility in Georgia or from steel material for which purchase orders have already been issued and (2) parts in inventory either shipped or in transit from Asia to PRD's facility in Georgia. In no event, however, shall PRD and RICH collectively sell more than Four Thousand (4000) Trampoline Products.

     7.02. Sales of Trampoline Products made by PRD and RICH under Section 7.01 shall be made only to those customers for which PRD and RICH have received prior written approval from VARIFLEX.

     7.03. For sales by PRD and RICH under Section 7.01 only, VARIFLEX shall, and hereby does, grant PRD and RICH a fully paid up license to use the mark "ULTRAFLEX" in connection with such sales. PRD and RICH agree that any Trampoline Product sold using the "ULTRAFLEX" mark shall be of high quality and workmanship and, further, VARIFLEX shall have the right to review and approve the quality and workmanship of each Trampoline Product sold under Section 7.01 using the "ULTRAFLEX" mark.

ARTICLE VIII.  NON-COMPETITION

     8.01. For good and valid consideration as provided in this Agreement, neither PRD nor RICH shall make, market, distribute, license, have made, import, use, lease, offer to sell, sell or otherwise dispose of, directly or indirectly, any product competitive to the Licensed Products for a period of three years from the Effective Date of this Agreement except that PRD and RICH shall be allowed to make, have made, import, use, lease, offer to sell, sell or otherwise dispose of Accessory Products

     8.02. Within five business days of the Effective Date, PRD and RICH shall, for sufficient and valid consideration, obtain legally enforceable non-competition agreements, in form and substance, reasonably acceptable to VARIFLEX and its counsel and having at least the terms set forth in Section 8.01, from the individuals identified in Exhibit C.

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     8.03.  It is the understanding of the parties that the scope of the covenants contained herein, including as to time, geographic area and activities covered, are necessary to protect the reasonable expectations of VARIFLEX in connection with its acquisition of the rights in the Intellectual Property Rights under this Agreement, including the goodwill associated with the mark "ULTRAFLEX." The parties intend that the covenants given in this Article shall be enforced to the greatest extent in time, area, and activities covered as is permitted by the law. The parties intend that the unenforceability or invalidity of any term or provision of the covenants given in this Article 8 shall not render any other term or provision contained herein unenforceable or invalid.
If the business activities, period of time or geographical area covered in this
Article 8 should be deemed too extensive, then the parties intend that they be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein) as may be permissible under applicable law.

ARTICLE IX.  ACCOUNTING
             ----------

     9.01. For the purpose of computing royalties under Sections 5.01(c) through (e) and commissions under Section 5.01 (f) of this Agreement, the year shall be divided into twelve calendar months. Within forty-five (45) days after the end of each calendar month, reports shall be forwarded from VARIFLEX to PRD setting forth the number of Licensed Products that have been sold during the preceding quarter and showing the Net Sales Price of the Licensed Products. VARIFLEX's remittance for the full amount of royalties and commissions due for such month shall accompany such reports. VARIFLEX shall maintain accurate books of accounts and records for its sales of the Licensed Products.

     9.02. PRD shall have the right, at its own expense, and at a time mutually agreeable to the parties, to examine and audit the books and records insofar as they concern sales of the Licensed Products and not more often than once in any calendar year for the purpose of verifying the reports provided under Section
9.01. In the event that PRD or its representatives shall examine the records, documents, and materials in the possession or under the control of VARIFLEX, such examination shall be conducted in such manner as to not unduly interfere with the business of VARIFLEX and its representative shall not disclose to any other person, firm or corporation any information acquired as a result of such examination.

     9.03. In the event any examination and audit under Section 9.02 discloses a negative variance in excess of ten percent (10%) of the royalties paid for any particular month, then VARIFLEX shall pay the reasonable costs for such audit.

ARTICLE X.  DILIGENCE
            ---------

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     10.01.  VARIFLEX shall exercise commercially reasonable efforts to develop, manufacture and sell Licensed Products.

     10.02. At any time after the earlier of any one of the following: (1) three years from the Effective Date; (2) the date of the abandonment of the patent application identified in Exhibit A, including any continuation or divisional applications thereof (but not including any continuation-in-part applications); or (3) the issue date of the first Issued Patent under the Licensed Intellectual Property, VARIFLEX shall have the right in its sole discretion to terminate this Agreement upon forty-five days written notice to PRD and RICH and without any further liability of VARIFLEX. In the event of such termination, all Licensed Intellectual Property shall revert back to PRD and RICH and VARIFLEX shall have no further rights to sell, market, distribute or otherwise dispose of Trampoline Products, Accessory Products or Replacement Products that would otherwise infringe any Issued Patent under the Licensed Intellectual Property except as may be reasonably necessary to service product warranty claims for Licensed Products previously sold.

ARTICLE XI.  TERMINATION OF LICENSE
             ----------------------

     11.01. In addition to the other rights and remedies (including termination rights) afforded to the parties hereto under other provisions of this Agreement, at law or in equity, if either party is in breach of any obligation required to be performed by such party hereunder, and in the case of a breach capable of remedy such breach shall not have been remedied by the breaching party within sixty (60) days after the date of written notice from the non-breaching party specifying the breach and requiring its remedy, then the party not in breach may forthwith terminate this Agreement by written notice.

     11.02. On termination of this Agreement for any reason, VARIFLEX shall continue to have the right to complete deliveries on contracts in force at that date and or to otherwise dispose of Licensed Products made under this Agreement. VARIFLEX shall be obligated to pay royalties (if otherwise required under Section 5 of this Agreement) with respect to all Licensed Products sold by VARIFLEX under this Section 11.02.

     11.03. Notwithstanding the termination of this Agreement for any reason whatsoever, the provisions of Article III shall remain in force.

     11.04. All rights and licenses granted under this Agreement by PRD and RICH to VARIFLEX including the license itself, are, for purposes of Section 365 of the Bankruptcy Code, licenses to "intellectual property" as defined under the Bankruptcy Code. The parties

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agree that VARIFLEX shall retain and may exercise any of its rights under the
Bankruptcy Code in the event of a bankruptcy filing by or against PRD and/or
RICH.

ARTICLE XII.  PATENT PROSECUTION AND MAINTENANCE
              -----------------------------------

     12.01. PRD and RICH shall select attorneys to prosecute before the U.S. Patent and Trademark Office and any corresponding foreign examining authority any and all patent applications in the Licensed Intellectual Property and shall exercise the degree of effort common in the practice of patent law to obtain issuance of the broadest possible claims in such applications. PRD and RICH shall be obligated to pay all fees and costs necessary to prosecute the applications. PRD and RICH shall have control and responsibility for such prosecution, provided however that PRD and RICH shall keep VARIFLEX apprised of the status of such prosecution and shall provide VARIFLEX with an opportunity to review and comment, at VARIFLEX's expense, on all substantive documents proposed to be filed with the examining authority.

     12.02. Subject to the limitations set forth in Section 12.03 regarding the filing of an application in the European Patent Office, PRD and RICH shall be obligated to pay all fees and costs necessary to prosecute any patent applications in the Licensed Intellectual Property into Issued Patents and thereafter VARIFLEX shall be responsible for all reasonable costs to maintain in force any and all Issued Patents for the respective full term of each Issued Patent.

     12.03. PRD and RICH shall file foreign patent applications for the Licensed Intellectual Property in the following jurisdictions: Mexico, Canada and the European Patent Office (EPO). All fees and costs associated with the filings in Mexico and Canada shall be the responsibility of PRD and the RICHS until such applications mature into Issued Patents and thereafter VARIFLEX shall be responsible for all reasonable costs to maintain in force any and all Issued Patents for the respective full term of each Issued Patent. Fees and costs up to Three Thousand Dollars ($3000.00) shall be paid by PRD and RICH for the filing in the EPO, after which amount has been reached, any further expenses and costs shall be the responsibility of VARIFLEX. VARIFLEX may decide to file patent applications in other foreign countries and PRD and RICH shall cooperate as reasonably necessary to file in such other foreign countries. All fees and costs for filing applications in such other foreign countries shall be the responsibility of VARIFLEX. Each party shall keep the other party promptly informed of the prosecution of any foreign filed application and shall provide the other party with an opportunity to review and comment on all substantive documents proposed to be filed with the foreign examining authority.

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     12.04.  In the event any Issued Patent is subject to a legal or an administrative proceeding concerning patent validity, patentability or a related issue, including but not limited to reexamination and reissue proceedings, PRD and RICH shall inform VARIFLEX of such a proceeding and keep VARIFLEX regularly apprised of such proceedings. Furthermore, VARIFLEX shall have the right to review and comment, at VARIFLEX'S expense, the submissions made by PRD and RICH in connection with such proceedings.

     12.05. Notwithstanding the foregoing, at any time during the term of this Agreement and at any time during the pendency of any patent application under the Licensed Intellectual Property, VARIFLEX shall have the right, in its sole discretion, to require PRD and RICH to seek allowance of patent claims other than those claims described in Section 5.01(b) or claims other than those pursued by PRD and RICH. Fees and expenses resulting from the exercise of VARIFLEX's rights under the preceding sentence shall be divided equally between PRD and RICH, on the one hand, and VARIFLEX, on the other hand. At PRD and RICH's discretion, the fees and expenses attributable to PRD and RICH may be credited against royalties otherwise due and payable to PRD under Sections 5.01(c), (d), (e) and/or (f).

ARTICLE XIII.  INDEMNIFICATION AND INSURANCE
               -----------------------------

     13.01.  Indemnification. PRD and RICH, both collectively and individually
             ---------------
shall indemnify, defend and hold VARIFLEX harmless from and against any and all claims, actions, liabilities, losses, damages and expenses ("Losses"), including reasonable attorneys' fees and costs, expert fees and any such fees on appeal, incurred by VARIFLEX in connection with any claims, actions or liabilities arising out of or related to any breaches of representations, warranties, covenants or any other commitments given by PRD and/or RICH in this Agreement. VARIFLEX will promptly notify PRD and RICH within a reasonable time after it becomes aware of any claim, action or proceeding that may be subject to indemnification pursuant to this Article and will cooperate with and authorize PRD and RICH to carry out the management and defense of such claim, action or proceeding. PRD and RICH agree that VARIFLEX may participate and choose counsel of its own selection to defend and/or appeal the claim or action on behalf of VARIFLEX and that PRD and RICH pay all of VARIFLEX'S legal costs and expenses, including attorneys' fees and costs and expert fees and shall pay any settlement amount or judgment agreed to by or awarded against VARIFLEX. VARIFLEX will not compromise or settle any claim, action or proceeding subject to indemnification pursuant to this Article without the prior written approval of PRD and RICH.
Section 13.01 shall survive expiration or other termination, for any reason whatsoever, of this Agreement.

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

     13.02.  Product Indemnification by VARIFLEX.  VARIFLEX shall indemnify,
             -----------------------------------
defend and hold harmless PRD and RICH from and against any and all claims, actions, liabilities, losses, damages and expenses ("Losses"), including reasonable attorneys' fees and costs and such fees on appeal, incurred by PRD and RICH in connection with any claims, actions or liabilities arising out of or related to (i) the manufacture and sale of Licensed Products by VARIFLEX, except for any claim of infringement of the intellectual property rights of a third party, so long as such third party is not either a party or successor in interest to a party to the agreements listed in Exhibit D; (ii) the failure of VARIFLEX to comply with all applicable laws, rules and/or regulations of any jurisdiction regarding approval of, advertising, selling, importing or exporting Licensed Products; or (iii) any product warranties granted by VARIFLEX. PRD and RICH will promptly notify VARIFLEX within a reasonable time after it becomes aware of any claim, action or proceeding that may be subject to indemnification pursuant to this Article and will cooperate with and authorize VARIFLEX to carry out the sole management and defense of such claim, action or proceeding. VARIFLEX agrees that PRD and RICH may participate and employ counsel of its own selection and at its own cost to defend and/or appeal the claim or action on behalf of PRD and RICH. PRD and RICH will not compromise or settle any claim, action or proceeding subject to indemnification pursuant to this Article without the prior written approval of VARIFLEX. This Article 13.02 shall survive expiration or other termination, for any reason whatsoever, of this Agreement. Notwithstanding the foregoing, in no event shall the indemnification under this section be construed to apply to any losses arising out of a breach of any covenant, representation, warranty and/or any other obligation by PRD and/or RICH under this Agreement.

     13.03.  Product Indemnification by PRD and the RICHS.  PRD and RICH shall
             --------------------------------------------
indemnify, defend and hold harmless VARIFLEX from and against any and all claims, actions, liabilities, losses, damages and expenses ("Losses"), including reasonable attorneys' fees and costs and such fees on appeal, incurred by VARIFLEX in connection with any claims, actions or liabilities arising out of or related to (i) the manufacture and sale of Trampoline Products, Replacement Products or Accessory Products by PRD and RICH; (ii) the failure of PRD and RICH to comply with all applicable laws, rules and/or regulations of any jurisdiction regarding approval of, advertising, selling, importing or exporting Licensed Products; or (iii) any product warranties granted by PRD and RICH. VARIFLEX will promptly notify PRD and RICH within a reasonable time after it becomes aware of any claim, action or proceeding that may be subject to indemnification pursuant to this Article and will cooperate with and authorize PRD and RICH to carry out the sole management and defense of such claim, action or proceeding. PRD and RICH agree that VARIFLEX may participate and employ counsel of its own selection and at its own cost to defend and/or appeal the claim or action on behalf of VARIFLEX. VARIFLEX will not compromise or settle any claim, action or proceeding subject to indemnification pursuant to this Article without the prior written approval of PRD and RICH. This Article 13.03 shall survive expiration or other termination, for any reason whatsoever, of this Agreement.

     13.04.  Insurance.  VARIFLEX shall maintain adequate product liability
             ---------
insurance covering the sale and use of Licensed Products in such amounts and with such insurers as is customary in accordance with sound business practices for companies similarly situated as VARIFLEX. So long as no extra costs are incurred and so long as allowed by VARIFLEX's existing insurance carrier, VARIFLEX shall add PRD and RICH as additional insureds on any insurance policy in existence under this Section 13.04. In no event, however, shall PRD and RICH be named insureds on an insurance policy carried by VARIFLEX for the sale of Trampoline Products, Replacement Products Accessory Products by PRD and RICH other than sales made under the provisions of Article VI.

ARTICLE XIV.  PATENT ENFORCEMENT
              ------------------

     14.01. Upon learning of the infringement of any Issued Patent by third parties ("Infringement Claim"), either party shall inform the other in writing of that fact, and shall supply the other with any evidence available pertaining to the Infringement Claim.

     14.02. VARIFLEX shall have three months after learning of such Infringement Claim within which to initiate an Infringement Claim at its sole expense. If no such Infringement Claim is initiated by VARIFLEX within that time, PRD and RICH shall then have the option to initiate such Infringement Claim at its sole expense.

     14.03. Any proceeds actually received as a result of an Infringement Claim, less fees and costs associated with said Infringement Claim (the "Net Proceeds"), shall divided such that the party initiating the Infringement Claim shall receive Ninety Percent (90%) of the remaining Net Proceeds actually received and the non-initiating party shall receive Ten Percent (10%) of the remaining Net Proceeds actually received.

     14.04. In the event of the initiation of legal proceedings by VARIFLEX under either Section 4.01(b) or Section 14.02, PRD and/or RICH, at VARIFLEX's request, shall agree to become a named party in such litigation if, in VARIFLEX's sole discretion and opinion, PRD's and RICH's appearance in such action is necessary and prudent to adjudicate the disputed rights in such action.

     14.05. In the event of the initiation of legal proceedings by PRD and RICH under Section 14.02, VARIFLEX, at PRD's and RICH's request, shall agree to become a named party in such litigation if, in PRD's sole discretion and opinion, VARIFLEX's appearance in such action is necessary and prudent to adjudicate the disputed rights in such action.

ARTICLE XV.  GOVERNING LAW AND DISPUTES
             --------------------------

     15.01. The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of New York, U.S.A.

     15.02. Any dispute concerning any aspect of this Agreement shall be resolved through binding arbitration under the rules of the American Arbitration Association, which arbitration shall be conducted in Los Angeles, California. The parties agree that the arbitrator in such Arbitration is authorized to assess reasonable attorneys fees and reasonable travel costs for the RICHS upon the prevailing party in such Arbitration.

ARTICLE XVI. ASSIGNMENT
             ----------

     16.01. Neither this Agreement nor any interest hereunder shall be assignable by VARIFLEX without the prior written consent or agreement of PRD and RICH, which consent or agreement shall not be unreasonably withheld, except in connection with (1) a sale or transfer of all or substantially all of the relevant business and assets of VARIFLEX or (2) the sale or transfer of all or substantially all of the relevant business assets to which this Agreement relates to an Affiliated Company in which cases no consent or agreement will be required. This Agreement shall inure to the benefit of and shall be binding upon VARIFLEX's successors and permitted assigns, and shall be deemed to include the names of VARIFLEX's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. However, in the event of an assignment to an Affiliated Company, VARIFLEX shall remain responsible for the obligations, commitments and responsibilities otherwise attributed to it in this Agreement.

     16.02. Neither this Agreement nor any interest hereunder, including but not limited to, title to the Intellectual Property, shall be assignable by PRD or RICH or its permitted assignees without the prior written consent or agreement of VARIFLEX except that no consent by VARIFLEX shall be required for
(1) an assignment to any entity controlled by or under common control with RICH;
(2) assignments or conveyances to an inter vivos trust established by RICH for the benefit of immediate family members of RICH; and (3) an assignment of rights to receive royalty payments to the estate of RICH upon the death of RICH. In no event, however, shall transfer of any interests terminate the responsibilities of RICH and PRD under this Agreement.

ARTICLE XVII.  MISCELLANEOUS
               -------------

     17.01.  As a condition to VARIFLEX making the payments to PRD set forth in
Section 5.01(a), PRD and RICH shall provide to VARIFLEX all correspondence received as of the Effective Date from the U.S. Patent and Trademark Office in connection with the patent application listed in Exhibit A.

     17.02. This Agreement may be executed in subparts, however, the Agreement shall be effective only upon the concurrent receipt by VARIFLEX of this Agreement as executed by PRD and RICH and of the Estoppel Certificate referred to in Exhibit F as executed by Josie Rich.

     17.03. No variation or amendment of this Agreement shall bind either party unless made in writing and agreed to in writing by PRD and RICH and a duly authorized officer of VARIFLEX.

     17.04. If any provision of this Agreement is agreed by the parties to be illegal, void or unenforceable under any law that is applicable hereto or if any court of competent jurisdiction in a final decision determines that such a provision is illegal, void or unenforceable, then this Agreement shall continue in force save that such provision shall be deemed to be deleted herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

     17.05. If either party fails to fulfill its obligations hereunder, when such failure is due to an act of God, or other action such as fire, flood, civil commotion, riot, war (declared and undeclared), revolution, embargoes, then said failure shall be excused for the duration of said event.

     17.06. The headings in this Agreement are for convenience only and are not intended to have any legal effect.

     17.07. A failure by any party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

     17.08. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. All activities by the parties hereunder shall be performed by them as independent contractors. No party shall incur any debts or make any commitments for or on behalf of the other party, unless specifically authorized in this Agreement or specifically authorized in writing by PRD and RICH or by an officer of VARIFLEX.

     17.09 Unless otherwise terminated hereunder, the term of this Agreement shall expire simultaneously with the last to expire patent of the Licensed Intellectual Property that issues with claims encompassing a Licensed Product.

     17.10. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the 1st day of December, 1998.


                              VARIFLEX:
                              ---------


                              VARIFLEX INC.

Date: 12/1/98                 /s/ RAYMOND H. LOSI, II
      -------                 ---------------------------------
                              Mr. Raymond H. Losi, II
                              Chief Executive Officer

                              PRD:
                              ----
                              PRODUCT RESOURCE & DEVELOPMENT

Date: 12/1/98                 /s/ R. WAYNE RICH
      -------                 ---------------------------------
                              President

                              RICH:
                              -----
                              ROLLAND WAYNE RICH


Date: 12/1/98                 R. WAYNE RICH
      -------                 ---------------------------------

                                   EXHIBIT A
                                   ---------

U.S. Patent Application Serial Number 09/013,469, (bearing Attorney Docket Number 05650.0009 at the law firm of Finnegan, Henderson, Farabow,Garrett & Dunner, L.L.P. in Washington, D.C.) executed January 19, 1998 by Rolland Wayne Rich entitled "TRAMPOLINE WITH ELASTIC FRAME ATTACHMENT SYSTEM."

                                   EXHIBIT B
                                   ---------

                                 Bungie Jumper

                                 Play Station

                               Mounting Platform

                              Optional Foam Pads

                                   Aerobaflex

                                   EXHIBIT C
                                   ---------

                                Ms. Josie Rich

                                Mr. Wallace Rich

                                Mr. Adam Chavez

                                   EXHIBIT D

A. Asset Purchase Agreement between NBF, Inc. a Florida Corporation and NBF, Inc., a Georgia Corporation executed May 24, 1994.

B. Product Purchase Agreement between R. Wayne Rich and Josie Rich on the one hand and NBF, Inc., a Georgia Corporation, on the other hand, executed May 24, 1994.

C. License Agreement between NBF, Inc., a Georgia Corporation owned by Bollinger Industries, Inc., a Delaware Corporation on the one hand and R. Wayne Rich and Josie Rich on the other hand, executed on May 24, 1994.

D. Agreement with NBF, Inc. Shareholders between Josie Rich and NBF, Inc., a Georgia Corporation, executed on May 24, 1994.

E. Product Rights Bill of Sale between R. Wayne Rich and Josie Rich on the one hand and NBF, Inc., a Georgia Corporation, on the other hand executed on May 24, 1994.

F. Assignment by R. Wayne Rich to NBF, Inc., a Georgia Corporation of U.S. Patent Pending - A Trampoline Having Safety Features - Attorney Docket 6715/81-1208 executed May 24, 1994.

G. Employment Agreement executed by R. Wayne Rich as employee and NBF, Inc., a Georgia Corporation, as employer.

H. RWR Insurance Letter executed by NBF, a Georgia Corporation and R. Wayne
   Rich.

I. Employment Agreement executed by Josie Rich as employee and NBF, Inc., a Georgia Corporation, as employer.

J. JR Insurance Letter executed by NBF, a Georgia Corporation and Josie Rich.

K. Settlement Agreement by Josie Rich and R. Wayne Rich on the one hand and NBF, Inc., a Georgia Corporation and Bollinger Industries, a Delaware Corporation, on the other hand, executed on October 25, 1995.

                                   EXHIBIT E
                                   ---------
                                  Page 1 of 2

1.   A trampoline comprising:
     a trampoline mat;
     a frame surrounding the trampoline mat; and

     an attachment system for connecting the frame to the trampoline mat, the attachment system including a plurality of elastic straps connected to a periphery of the trampoline mat and a plurality of connectors for connecting the elastic straps to the frame, wherein each connector has a configuration corresponding to the shape of the frame, said configuration providing a connection between the connector and the frame, and wherein the plurality of elastic straps cover substantially all of a space between the trampoline mad and the frame.

2. A trampoline attachment system for connecting a trampoline mat to a surrounding frame, the attachment system comprising:

     a plurality of elastic straps connected to a periphery of the trampoline mat; and,

     a plurality of connectors for connecting the elastic straps to the frame, wherein each connector has a configuration corresponding to the shape of the frame, said configuration providing a connection between the connector and the frame, and wherein the plurality of elastic straps cover substantially all of a space between the trampoline mat and the frame.

3.   A trampoline comprising:
     a trampoline mat;
     a frame surrounding the trampoline mat;

     an elastic portion connected to a periphery of the trampoline mat and extending between the trampoline mat and the frame to cover substantially all of a space between the trampoline mat and the frame; and,

                                   EXHIBIT E
                                   ---------
                                  Page 2 of 2

     at least one connector for connecting the elastic portion to the frame, wherein the at least one connector has a configuration corresponding to the shape of the frame, said configuration providing a connection between the at least one connector and the frame.

4.   A trampoline comprising:
     a trampoline mat;
     a frame surrounding the trampoline mat; and

     an attachment system for connecting the frame to the trampoline mat, the attachment system including a plurality of elastic straps connected to a periphery of the trampoline mat and a plurality of connectors for connecting the elastic straps to the frame, wherein each connector comprises a single wire which has a configuration corresponding to the shape of the frame, the single wire having a front bar for receiving a loopportion of one of the plurality of elastic straps, and an arm portion on each side of the front bar for engaging with a surface of the frame.

EXHIBIT F
---------

                                  Page 1 of 3

                             ESTOPPEL CERTIFICATE
                             --------------------

     I, JOSIE RICH, do hereby acknowledge, certify, represent, warrant and covenant as follows:

     1. I am the wife of Wayne Rich. Our address is 3513 Gillionville Road, Albany, Georgia 31707.

     2. I have received a copy of the Exclusive License Agreement, effective December 1, 1998 (the "License Agreement"). The parties are Wayne Rich, Product Resource & Development Inc., a Georgia corporation ("PRD") and Variflex, Inc., a Delaware corporation ("Variflex") (collectively, the "Parties"). I am familiar with the general purpose and contents of the License Agreement. If capitalized terms are used in this Estoppel Certificate and not otherwise defined, they shall have the meanings given them in the License Agreement.

     3. It was originally contemplated that I would be a party to the License Agreement. However, I have advised the Parties that I have no right, title or interest in the License Agreement or the Licensed Product, Licensed Intellectual Property, Licensed Improvements, Optioned Improvements or Issued Patent referred to therein (collectively, the "Licensed Property"). Therefore, at my initiative and request, Variflex agreed that it would not insist that I be a party to the License Agreement if I executed and delivered this Estoppel Certificate.

     4. I acknowledge and understand that Variflex would not enter into the License Agreement if I did not become a party thereto or execute and deliver this Estoppel Certificate. I am executing and delivering this Estoppel Certificate for the express purpose of inducing Variflex to enter into the License Agreement without me being a party thereto and Variflex has agreed to do so in consideration for my execution and delivery of this Estoppel Certificate.

                                   EXHIBIT F
                                   ---------
                                  Page 2 of 3

     5. I have absolutely no right, title or interest, direct or indirect, contingent or remote in (a) the License Agreement, (b) any of the Licensed Property, (c) any modifications, amendments, supplements, extensions or renewals of the License Agreement, or (d) any agreement entered into in the future which is or was contemplated under the License Agreement. The Parties shall have the absolute right to enter into such modifications, amendments, supplements, extensions, renewals or future agreements as they deem appropriate without my knowledge or consent. When used in this Estoppel Certificate the term License Agreement shall mean the License Agreement and all such modifications, amendments, supplements, extensions, renewals and future agreements.

     6.  Except for rights acquired pursuant to a permitted assignment under
Section 16.02 of the License Agreement and except for rights acquired by operation of the laws of intestate succession or through the will of Wayne Rich, if for any reason I do own or hold, or am deemed to own or hold, any right, title or interest in the License Agreement or any of the Licensed Property, or I hereafter acquire or am deemed to have acquired any such right, title or interest, I hereby unconditionally and irrevocably assign and transfer all such rights, titles and interests to Wayne Rich, including, without limitation, any rights, titles or interests I may have or hereafter acquire under applicable community property or other laws as a result of my status as the wife of Wayne Rich.

     7. I understand that I was a party to certain of the agreements listed in Exhibit D to the License Agreement. To the best of my knowledge and belief, none of the obligations, duties, covenants and other commitments made and provided by PRD and/or Wayne Rich in the License Agreement violate, directly or indirectly, any of the agreements listed in Exhibit D to the License Agreement and the sale to Variflex or license by Variflex of the Licensed Product under the License Agreement for resale by Variflex does not violate any of the agreements listed in Exhibit D to the License Agreement.

                                   EXHIBIT F
                                   ---------
                                  Page 3 of 3

     8. I will not engage in or take, or permit or allow anyone else to engage in or take, on my behalf or for my benefit, any conduct or action which is or may be construed to be inconsistent with any of the representations, warranties, certifications or covenants set forth in this Estoppel Certificate.

     9. Variflex, and its successors and assigns, are entitled to rely upon this Estoppel Certificate. I acknowledge and understand that Variflex is relying upon the truth, accuracy, and binding effect of this Estoppel Certificate in entering into the License Agreement.

     10. I have been advised and represented by George Ellis my separate and independent legal counsel of my choice in connection with this Estoppel Certificate and the matters referred to herein.

     11. I agree that since Variflex and its legal counsel are located in California, the interpretation, effect and enforceability of this Estoppel Certificate shall be governed by the laws of the State of California (excluding its conflict of laws).

Executed this 1st day of December, 1998      /s/   Josie Rich
                                             ------------------
                                             By:   JOSIE RICH